Exhibit 99a

TRUST AGREEMENT

THIS AGREEMENT made and entered into this ___ day of June, 2015, by and between Arrignton Jones, Inc., whose address is 1267 N. Recker Road, Gilbert, AZ 85234 (the “Client/Beneficiary”), and Monarch Bay Securities, LLC, as Trustee (“Trustee”).

WITNESSETH:

WHEREAS, the Trustee has established an account (the “Trust Account”) in which up to $100,000 (the “Funds”) may be deposited, and which is a separate bank account established by a broker or dealer registered under the Securities Exchange Act of 1934 (the “Exchange Act”) maintaining net capital equal to or exceeding $25,000 (as calculated pursuant to Exchange Act Rule 15c3-1), in which the broker or dealer acts as trustee for persons having the beneficial interests in the Trust Account;

WHEREAS, Monarch Bay Securities, LLC agrees to serve as Trustee, in accordance with the terms and conditions set forth herein; and

WHEREAS, the Client/Beneficiary and the Trustee desire to enter into an agreement with respect to the Trust Account.

NOW, THEREFORE, in consideration of the foregoing and mutual promises and covenants contained herein, it has been and IT IS HEREBY AGREED as follows:

1.	Establishment of Trust. The Trustee has established the Trust Account, with Trustee serving as trustee.

2.	Appointment of Trust; Deposits of Cash.

(a) The Client/Beneficiary herby appoints the Trustee as its agent and custodian to hold and disburse the Funds deposited with the Trust Account pursuant to the terms of this Trust Agreement in accordance with the terms hereof.

(b) Following the execution of this Trust Agreement, the Client/Beneficiary will cause to be delivered to the Trustee from time to time any and all Funds received from the purchasers upon the execution and delivery of the Subscription Agreement (the “Trust Funds”).

3.	Deposit into the Trust Account.

DEPOSIT OF OFFERING PROCEEDS AND SECURITIES

Rule 419 of the Securities Act of 1933 requires that the net offering proceeds, and all securities to be issued (and those sold by a selling shareholder upon their sale) be promptly deposited by the Client/Beneficiary into a trust or escrow account (the "Deposited Funds" and "Deposited Securities," respectively) governed by an agreement which contains certain terms and provisions specified by the rule. Under Rule 419, the Deposited Funds and Deposited Securities will be released by the Trustee to the Client/Beneficiary and to purchasers, respectively, only after the Client/Beneficiary has met the following three conditions: First, the Client/Beneficiary must execute an agreement for an acquisition(s) valued at at least 80% of the offering amount (which acquisition may be consummated using the proceeds from the offering, loans or equity); second, the Client/Beneficiary must successfully complete a reconfirmation offering which is reconfirmed by sufficient purchasers so that the remaining funds are adequate to allow the acquisition to be consummated; and third, the acquisition(s) meeting the above criteria must be consummated.

Deposit and investment of offering proceeds.

i.	All offering proceeds shall be deposited promptly into the trust.

ii.	Deposited proceeds shall be in the form of checks, drafts, or money orders payable to the order of the Trustee.

iii.	Deposited proceeds and interest or dividends thereon, if any, shall be held for the sole benefit of the purchasers of the securities.

iv.	Deposited proceeds shall be invested at the discretion of the Trustee in one of the following:

A.	An obligation that constitutes a "deposit," as that term is defined in Ssection 3(1) of the Federal Deposit Insurance Act;
B.	Securities of any open-end investment company registered under the Investment Company Act of 1940 that holds itself out as a money market fund meeting the conditions of paragraphs (c)(2), (c)(3) and (c)(4) of Rule 2a-7 under the Investment Company Act; or
C.	Securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

v.	Interest or dividends earned on the funds, if any, shall be held in the Trust Account until the funds are released in accordance with the provisions of Rule 419 under the Securities Act. If funds held in the Trust Account are released to a purchaser of the securities, the purchaser shall receive interest or dividends earned, if any, on such funds up to the date of release. If funds held in the Trust Account are released to the Client/Beneficiary, interest or dividends earned on such funds up to the date of release may be released to the Client/Beneficiary.

vi.	The Client/Beneficiary may receive up to 10 percent of the proceeds remaining after payment of underwriting commissions, underwriting expenses and dealer allowances permitted by Rule 419(b)(2)(i) of the Securities Act exclusive of interest or dividends, only after such time as the offering has been fully completed and Trustee then receives a written request of the Client/Beneficiary.

vii.	This Agreement and the Trust Account will terminate upon the happening of one of the following: 1) the failure to reach the minimum offering amount (1,000,000 shares) within 180 days of the effectiveness of the Client/Beneficiary’s registration statement on Form S-1 (File No. 333-202072) (the “Registration Statement”), 2) confirmation by Arrington’s legal counsel that a reconfirmation offering has been completed and an acquisition consummated or 3) failure to complete the reconfirmation offering within 18 months of the date of effectiveness of the Registration Statement. In the event of termination, funds and securities shall be delivered as described herein.

Deposit of securities.

i.	All securities issued in connection with the offering, whether or not for cash consideration, and any other securities issued with respect to such securities, including securities issued with respect to stock splits, stock dividends, or similar rights, shall be deposited by the Client/Beneficiary directly into the Trust Account promptly upon issuance. The identity of the purchaser of the securities shall be included on the stock certificates or other documents evidencing such securities. See also Rule 15g-8 of the Exchange Act regarding restrictions on sales of, or offers to sell, securities deposited in the Trust Account.

ii.	Securities held in the Trust Account are to remain as issued and deposited and shall be held for the sole benefit of the purchasers, who shall have voting rights, if any, with respect to securities held in their names, as provided by applicable state law. No transfer or other disposition of securities held in the trust or any interest related to such securities shall be permitted other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended (26 U.S.C. 1 et seq.), or Title 1 of the Employee Retirement Income Security Act (29 U.S.C. 1001 et seq.), or the rules thereunder.

iii.	Warrants, convertible securities or other derivative securities relating to securities held in the Trust Account may be exercised or converted by the Trustee at the direction of the Client/Beneficiary in accordance with their terms; provided, however, that securities received upon exercise or conversion, together with any cash or other consideration paid in connection with the exercise or conversion, are promptly deposited into the trust account.

POST-EFFECTIVE AMENDMENT

Once the agreement(s) governing the acquisition(s) of a business(es) between the parties to this Agreement, if applicable, meeting the above criteria has (have) been executed, Rule 419 requires the Client/Beneficiary to update the registration statement of which the prospectus relative to the acquisition registration is a part with a post-effective amendment. The post-effective amendment must contain information about: the proposed acquisition candidate(s) and its business(es), including audited financial statements; the results of this offering; and the use of the funds disbursed from the trust account. The post-effective amendment must also include the terms of the reconfirmation offer mandated by Rule 419. The Client/Beneficiary must execute an agreement for an acquisition(s) valued at at least 80% of the offering amount (which acquisition may be consummated using the proceeds from the offering, loans or equity); second, the Client/Beneficiary must successfully complete a reconfirmation offering which is reconfirmed by sufficient purchasers so that the remaining funds are adequate to allow the acquisition to be consummated; and third, the acquisition(s) meeting the above criteria must be consummated

RECONFIRMATION OFFERING

The reconfirmation offer by the Client/Beneficiary must commence within five business days after the effective date of the post-effective amendment to the Registration Statement. Pursuant to Rule 419, the terms of the reconfirmation offer must include the following conditions:

(1) The prospectus contained in the post-effective amendment to the Registration Statement, and any amendment or supplement thereto, will be sent by the Client/Beneficiary to each purchaser whose securities are held in the Trust Account within five business days after the effective date of the post-effective amendment to the Registration Statement;

2) Each purchaser will have no fewer than 20, and no more than 45, business days from the effective date of the post-effective amendment to the Registration Statement to notify the Client/Beneficiary in writing that the purchaser elects to remain a purchaser;

(3) If the Client/Beneficiary does not receive written notification from any purchaser within 45 business days following the effective date of the post-effective amendment to the Registration Statement, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in the Trust Account on such purchaser's behalf will be returned to the purchaser within five business days by first class mail or other equally prompt means;

(4) The acquisition(s) will be consummated only if sufficient purchasers elect to reconfirm their investments so that the remaining funds are adequate to allow the acquisition to be consummated; and

(5) If a consummated acquisition(s) has not occurred within 18 months from the effective date of the Registration Statement, Deposited Funds held in the Trust Account shall be returned to all purchasers on a pro rata basis within five business days by first class mail or other equally prompt means.

RELEASE OF DEPOSITED SECURITIES AND DEPOSITED FUNDS

Methods of Disposition of Trust Funds. The Trustee will hold the Trust Funds and Securities as specified in this Trust Agreement until authorized hereunder to deliver such Trust Funds or Securities as follows:

The Deposited Funds and Deposited Securities may be released to the Client/Beneficiary and may be delivered to the purchaser or other registered holder identified, respectively, after:

(1) The Trustee has received a signed certification from the Client/Beneficiary and any other evidence acceptable by the Trustee that the Client/Beneficiary has executed an agreement for the acquisition(s) of a business(es) the value of which represents at least 80% of the maximum offering proceeds (both Client/Beneficiary and selling shareholder sales) (which acquisition may be consummated using the proceeds from the offering, loans or equity) and has filed the required post-effective amendment, the post-effective amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and the Client/Beneficiary has satisfied all of the prescribed conditions of the reconfirmation offer((sufficient purchasers must have reconfirmed so that the remaining funds are adequate to allow the acquisition to be consummated; and

(2) The acquisition(s) of the business(es) the value of which represents at least 80% of the maximum offering proceeds is (are) consummated (which acquisition may be consummated using the proceeds from the offering, loans or equity); or

(3) The deposited funds shall be returned to purchasers in the event that the minimum offering amount is not raised within 180 days (in which case the securities are returned to the Client/Beneficiary).

4.         Discretion of Trustee. The Trustee, in its actions pursuant to this Agreement, shall be fully protected in every reasonable exercise of its discretion and shall have no obligations hereunder either to the Client/Beneficiary or to any other party, except as expressly set forth herein and as stated in Rule 419 of the Securities Act.

It is understood and agreed that the duties of the Trustee are entirely ministerial, being limited to receiving and holding and disbursing such Funds in accordance with this Agreement.

5.          Trustee Fees. The Client/Beneficiary shall pay to the Trustee, the following fees:

1.) A $5,000 cash fee upon the signing of this Agreement;

2.) Client/Beneficiary common stock shares equal to ten percent (10%) of the total shares to be registered pursuant to the Registration Statement (the “Stock Fee”). The Client/Beneficiary will cause the common stock shares underlying the Stock Fee to be included in the Post-Effective Amendment Registration Statement and the Client/Beneficiary will provide to the Trustee the required documentation and support for the acceptance by the Trustees clearing firm for deposit the common stock shares underlying the Stock Fee.

6.        Expenses of Trustee. The Client/Beneficiary agrees to reimburse the Trustee for all pre-approved in writing (email or otherwise) out-of-pocket expenses incurred by Trustee in providing the services pursuant to this Agreement. Such expenses shall be reimbursed within thirty (30) days of submission to the Client/Beneficiary of Trustees invoice and appropriate support for such expenses.

7.        Limitation of Liability of Trustee. In performing any of its duties hereunder, the Trustee shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or knowing violation of law, and it shall, accordingly, not incur any such liability with respect to: (i) any action taken or omitted in good faith upon advice of its counsel or counsel for the Client/Beneficiary given with respect to any questions relating to the duties and responsibilities of the Trustee under this Agreement; or (ii) any action taken or omitted in reliance upon any instrument, including the written advice provided for herein, not only as to its due execution and the validity and effectiveness of its provisions, but also as the truth and accuracy of any information contained therein, which the Trustee shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.

8.         Indemnity of Trustee. The Client/Beneficiary hereby agrees to indemnify and hold harmless the Trustee against any and all losses, claims, damages, liabilities, attorneys’ fees (even if Trustee represents himself), and expenses, including any litigation arising from this Agreement or involving the subject matter hereof.

9.          Disputes. In the event that a dispute arises as to the terms of this Agreement, the Trustee shall be entitled to deposit, in the nature of any interpleader action, any documents or proceeds then held by such Trustee with any court of competent jurisdiction within the State of Nevada and shall be reimbursed for all its attorney’s fees and costs connected therewith, even if Trustee, as attorney, represents himself.

10.         Entire Agreement. This is the entire Agreement of the parties. Any other agreements of any nature whether oral or written not contained herein are expressly made null and void.

11.         Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

IN WITNESS WHEREOF, the Client/Beneficiary, and the Trustee have executed this Trust Agreement on the day and year first above-written.

THE CLIENT/BENEFICIARY

________________________	Date: June ___, 2015
Melodee A. Jones, President
Arrignton

TRUSTEE

MONARCH BAY SECURITIES, LLC

By:_____________________	Date: June ____, 2015
Name: Keith Moore
Monarch Bay Securities, LLC